UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

May 2, 2011 (April 29, 2011)

(Date of Report (date of earliest event reported))

Jackson Hewitt Tax Service Inc.

(Exact name of Registrant as specified in its charter)

Delaware	1-32215	20-0779692
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification Number)

3 Sylvan Way Parsippany, New Jersey		07054
(Address of principal executive office)		(Zip Code)

(973) 630-1040

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 29, 2011, Jackson Hewitt Tax Service Inc. (the “Company”) and certain of its subsidiaries (together with the Company, the “Borrowers”) entered into a Seventh Amendment (the “Amendment”) to their Amended and Restated Credit Agreement, originally dated as of October 6, 2006 (as amended by the Amendment, the “Credit Agreement”), with Wells Fargo Bank, N.A. (as successor-by-merger to Wachovia Bank, National Association), as Administrative Agent (the “Administrative Agent”), and the lenders thereto (the “Lenders”).

The Amendment extends from April 30, 2011 until May 20, 2011 the Company’s obligation to make a principal payment and to execute definitive documents with the Lenders relating to its plan for the restructuring of its balance sheet.

As previously announced, the Lenders and the Company had agreed to use good faith efforts to agree upon a mutually satisfactory restructuring of the Company’s balance sheet and go-forward funding needs, which may include a “pre-packaged bankruptcy,” and to execute definitive documents relating thereto, on or prior to April 29, 2011. The Amendment is intended to provide additional time for the Company and the Lenders to agree upon a mutually satisfactory restructuring. While the terms of any restructuring remain to be finalized, the terms of the restructuring currently under discussion with the lenders do not contemplate that any value will be available for shareholders. No assurance can be given with respect to the terms or timing of any contemplated restructuring.

The Amendment amends and supplements certain provisions of the Credit Agreement, as follows:

The date by which the Lenders and the Borrowers agreed to use good faith efforts to agree upon a mutually satisfactory restructuring of the Borrowers’ balance sheets and go-forward funding needs and to execute definitive documentation relating thereto has been extended to on or prior to May 20, 2011 (the “Restructuring Date”). In addition, the date by which the Borrowers are required to make a scheduled $30 million principal repayment has also been extended to the Restructuring Date.

The Amendment increases the maximum cash balance that the Borrowers may maintain and not deposit in the cash collateral account after May 1, 2011 to $8 million during the period from May 2, 2011 through May 7, 2011, $6 million during the period from May 8, 2011 through May 14, 2011 and the amount decreases to $5 million on May 15, 2011. The Borrowers will be permitted to withdraw funds from the cash collateral account through the Restructuring Date to fund operational needs in accordance with a previously agreed to budget with the Lenders. Additionally, the Borrowers will be permitted to withdraw funds from the cash collateral account through the Restructuring Date under certain other circumstances.

On or before the Restructuring Date, the Borrowers and Lenders holding a majority of the loans and commitments are required to consent to a mutually agreeable monthly expenditure budget for the period from May 1, 2011 through January 31, 2012 (the “2011 Off-Season Budget”). Pursuant to the Amendment, after the Restructuring Date the Borrowers will be permitted to request that the Administrative Agent transfer such amounts from the cash collateral account as are needed to pay expenditures in accordance with the 2011 Off-Season Budget so long as no event of default has occurred and is continuing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACKSON HEWITT TAX SERVICE INC.

By:	/S/ DANIEL P. O’BRIEN
Daniel P. O’Brien
Executive Vice President and Chief Financial Officer

Date: April 29, 2011

JACKSON HEWITT TAX SERVICE INC.

CURRENT REPORT ON FORM 8-K

Report Dated April 29, 2011

EXHIBIT INDEX

Exhibit No.	Description

10.1	Seventh Amendment, dated April 29, 2011, to the Amended and Restated Credit Agreement, originally dated as of October 6, 2006, among Jackson Hewitt Tax Service Inc., Jackson Hewitt Inc., Tax Services of America, Inc. and Hewfant Inc., as Borrowers, Wells Fargo Bank, N.A. (as successor-by-merger to Wachovia Bank, National Association), as Administrative Agent, and the lenders thereto.